CONTACT:
U.S. Physical Therapy, Inc.
Carey Hendrickson, Chief Financial Officer
          Email: Chendrickson@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Announces Acquisition of Industrial Injury Prevention Services Company

Substantially Increases the Company’s Industrial Injury
Prevention Services Revenues
Houston, TX, December 1, 2021 – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced the acquisition of a 70% ownership interest in a leading provider of industrial injury prevention services.  The acquired company also provides and manages inpatient and outpatient physical therapy services to hospitals and their respective ancillary units.

The business provides human performance solutions, combining ergonomic, injury prevention, physical rehabilitation, onsite medical and performance maximization services to its clients, many of which are Fortune 500 companies.  The business generates approximately $27.0 million in annual revenue at a margin of approximately 20%; in addition, it has approximately $1.7 million in pretax earnings related to the acquired company’s 49% ownership interest in a joint venture providing physical therapy services to hospitals and their respective ancillary units.  USPH acquired its interest in the acquired company at a purchase price of approximately $63.2 million.

The founders will continue to have a 30% ownership interest and maintain their roles as executive leaders in the acquired company; they also will continue to own a separate company that provides physical therapy and rehabilitation services to hospitals and other ancillary providers in a distinct market area. As part of the transaction announced today, USPH and the founders agreed to the right to a future purchase of such company.
Chris Reading, Chief Executive Officer, stated “We are happy to be kicking off this new partnership with a very talented team.  This transaction provides our Company with an additional vehicle for continued growth in the industrial injury prevention market, expanding the scope of our target market and further growing our product continuum.  These IIP services play a critical role in reducing musculoskeletal injuries in the workplace, enhancing employee engagement and, at a time when competition for employees is fierce, helping to create a better all-around workplace.  Additionally and importantly, our new partners also have a strong service platform partnering with hospitals to manage and grow their rehabilitation opportunities.”
Carey Hendrickson, Chief Financial Officer, stated, “Today’s announced acquisition further diversifies our revenue into the industrial injury prevention services business and provides us with another excellent revenue growth engine.  We used our revolving credit facility to accomplish the purchase, and simultaneously exercised its accordion feature to increase the limit on our facility from $125 million to $150 million.”

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 584 outpatient physical therapy clinics in 39 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 35 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.
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